Exhibit 99.3

Item 6.	Selected Financial Data

The following selected historical financial information as of and for each of the five fiscal years ended January 31, 2017, has been derived from our audited consolidated financial statements (the "Consolidated Financial Statements") filed as Exhibit 99.5 to our Current Report on Form 8-K filed on February 26, 2018 (the "Recast Form 8-K"). All periods presented below reflect the effects of operations discontinued during each of the years in the table below.

The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under Item 7 filed as Exhibit 99.4 to the Recast Form 8-K and the Consolidated Financial Statements and notes.

As of and Years Ended January 31,	2017(1)	2016(7)	2015(8)	2014(9)	2013(10)
Income Statement Data (in thousands, except per share data):
Revenues	$464,783	$518,105	$522,057	$513,551	$669,172
Cost of revenues (exclusive of depreciation, amortization and impairment charges shown below)(2)	(382,101)	(419,867)	(411,077)	(403,343)	(504,488)
Selling, general and administrative expenses (exclusive of depreciation, amortization and impairment charges shown below) (2)	(76,586)	(89,176)	(97,339)	(103,462)	(116,429)
Depreciation and amortization	(25,302)	(30,092)	(37,619)	(41,738)	(41,635)
Gain (loss) on sale of fixed assets(3)	3,886	507	659	3,946	1,558
Impairment charges(4)	—	(4,598)	—	—	(8,431)
Equity in earnings (losses) of affiliates	2,655	(612)	(2,002)	(2,974)	16,700
Restructuring costs	(16,924)	(9,189)	(2,644)	—	—
Gain on extinguishment of debt(5)	—	4,236	—	—	—
Interest expense	(16,883)	(18,011)	(13,707)	(7,132)	(3,301)
Other income (expense), net(3)	843	1,082	(1,266)	631	1,932
Loss from continuing operations before income taxes	(45,629)	(47,615)	(42,938)	(40,521)	15,078
Income tax (expense) benefit(6)	(1,420)	(737)	3,945	(56,884)	10,024
Net (loss) income from continuing operations	(47,049)	(48,352)	(38,993)	(97,405)	25,102
Net (loss) income from discontinued operations	(5,187)	3,547	(70,334)	(30,646)	(61,125)
Net loss	(52,236)	(44,805)	(109,327)	(128,051)	(36,023)
Net (loss) income attributable to noncontrolling interest	—	28	(824)	(588)	(628)
Net loss attributable to Layne Christensen Company	$(52,236)	$(44,777)	$(110,151)	$(128,639)	$(36,651)
(Loss) income per share information attributable to
Layne Christensen Company shareholders:
Basic loss per share-continuing operations	$(2.38)	$(2.45)	$(2.03)	$(5.00)	$1.26
Basic (loss) income per share-discontinued operations	(0.26)	0.18	(3.58)	(1.56)	(3.14)
Basic loss per share	$(2.64)	$(2.27)	$(5.61)	$(6.56)	$(1.88)
Diluted loss per share-continuing operations	(2.38)	(2.45)	(2.03)	(5.00)	1.25
Diluted (loss) income per share-discontinued operations	(0.26)	0.18	(3.58)	(1.56)	(3.11)
Diluted loss per share	$(2.64)	$(2.27)	$(5.61)	$(6.56)	$(1.86)
Balance Sheet Data (in thousands):
Working capital, including current maturities of debt	$105,545	$131,280	$104,832	$121,330	$125,079
Total assets	436,151	488,657	541,942	642,499	812,226
Total long-term debt, excluding current maturities	162,346	158,986	128,566	102,999	95,142
Total Layne Christensen Company equity	82,220	128,658	181,215	289,464	412,737

(1)	During the fiscal year ended January 31, 2018, we sold our Heavy Civil business and accounted for it as a discontinued operation.
(2)

As part of the Water Resources Business Performance Initiative, we determined a better reflection of cost of revenues is to include indirect project manager costs that historically have been presented in selling, general and administrative expenses. Indirect project manager costs of $9.0 million, $9.1 million, $8.5 million, $8.6 million and $7.7 million for the fiscal years ended January 31, 2017, 2016, 2015, 2014 and 2013, respectively are included in cost of revenues.

(3)

Net gain on sale of fixed assets were previously reported in other income (expense), net, rather than separately as part of income (loss) from operations or within cost of revenues. We have corrected all periods presented.

(4)

See Note 4 to the Consolidated Financial Statements for a discussion of impairment charges recorded during the fiscal year ended January 31, 2016.  During the fiscal year ended January 31, 2013, we determined $8.4 million of our intangible assets were impaired.

(5)

During the fiscal year ended January 31, 2016, we recognized a gain on extinguishment of debt of $4.2 million in connection with the partial redemption of the 4.25% Convertible Notes in exchange for 8.0% Convertible Notes.

(6)

A $73.4 million valuation allowance on deferred tax assets was recorded during the fiscal year ended January 31, 2014.  Of the $73.4 million valuation allowance, $54.4 million related to deferred tax assets established in a prior year, and $19.0 million related to deferred tax assets established in the current year.

(7)	During the fiscal year ended January 31, 2016, we sold our Geoconstruction business, and accounted for it as a discontinued operation.
(8)

During the fiscal year ended January 31, 2015, we sold Costa Fortuna and Tecniwell, both previously reported in the Geoconstruction operating segment, and were accounted for as discontinued operations.

(9)	During the fiscal year ended January 31, 2014, we accounted for our SolmeteX operation, which was sold on July 31, 2013, as a discontinued operation.
(10)	During the fiscal year ended January 31, 2013, we accounted for the former Energy segment, which was sold on October 1, 2012, as a discontinued operation.

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